Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38849, 333-61998, 333-106203, 333-143907, 333-148000, 333-168041, 333-181426, and 333-183863 on Form S-8 and 333-13065, 333-88034, 333-134479, 333-142382, 333-181570 and 333-182277 on Form S-3 of our reports dated March 18, 2013 (except Note 5, as to which the date is June 13, 2013), relating to the consolidated financial statements and financial statement schedule of On Assignment, Inc., and the effectiveness of On Assignment, Inc.'s internal control over financial reporting, (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the acquisition of the outstanding shares of Apex Systems, Inc.), appearing in this Current Report on Form 8-K of On Assignment, Inc. filed on June 13, 2013.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 13, 2013